AMERICAN GENERAL LIFE INSURANCE COMPANY

CERTIFICATE OF ASSISTANT SECRETARY

I, Virginia N. Puzon, being the duly elected Assistant Secretary AMERICAN GENERAL LIFE INSURANCE COMPANY, a Texas corporation (the “Company”), do hereby certify that by virtue of my office, I have custody of the original records of the Company, and that the Board of Directors of the Company by Unanimous Written Consent in Lieu of a Meeting, effective January 29, 2021, adopted the following resolutions and that such resolutions have not been amended, modified, superseded or revised as of the date hereof:

Establishment of Separate Account

BE IT RESOLVED, that the officers of the Company, be, and they hereby are authorized to establish for the account of the Company Variable Annuity Account Ten (“Variable Annuity Account Ten”) in accordance with the insurance laws of the State of Texas, to provide the investment medium for certain annuity contracts to be issued by the Company (“Contracts”) as may be designated as participating therein. The Variable Annuity Account Ten shall receive, hold, invest and reinvest only the monies arising from (1) premiums, contributions or payments made pursuant to Contracts participating therein; (2) such assets of the Company as may be deemed necessary for the orderly operation of such Variable Annuity Account Ten; and (3) the dividends, interests and gains produced by the foregoing; and be it

FURTHER RESOLVED, that the Variable Annuity Account Ten shall be administered and accounted for as part of the general business of the Company; and be it

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized:

(i)

To take whatever actions are necessary to see to it that the Contracts are registered under the provisions of the Securities Act of 1993 to the extend they shall determine that registration is necessary;

(ii)

to take whatever actions are necessary to assure that such Variable Annuity Account Ten is properly registered with the Securities and Exchange Commission (“SEC”) under the provisions of the Investment Company Act of 1940 (Securities Act of 1993 and Investment Company Act of 1940, collectively, the “Acts”) to the extent that SEC shall determine that such registration is necessary;

(iii)

to prepare, execute and file such amendments to any registration statements filed under the aforementioned Acts (including such pre-effective and post-effective amendments), supplements and exhibits thereto as they may deem necessary or desirable;

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(iv)

to apply for exemption from those provisions of the aforementioned Acts and the rule promulgated thereunder as they may deem necessary or desirable to take any and all other actions which they may deem necessary, desirable or appropriate in connection with such Acts; and

(v)

to take whatever actions are necessary to assure that the Contracts are filed with the appropriate state insurance regulatory authorities and to prepare and execute all necessary documents to obtain approval of the insurance regulatory authorities;

(vi)

to prepare or have prepared and executed all necessary documents to obtain approval of, or clearance with, or other appropriate actions required by, any other regulatory authority that may be necessary in connection with the foregoing matters;

(vii)	to enter into fund participation agreements with trusts which will be advised by affiliated and non-affiliated entities, as they deem necessary or desirable;

(viii)	to enter into agreements with appropriate entities for the provision of administrative and other required services on behalf of and for the safekeeping of assets of Variable Annuity Account Ten;

and

FURTHER RESOLVED, that the form of any resolutions required by any state authority to be filed in connection with any of the documents or instruments referred to in any of the preceding resolutions be, and the same hereby are, adopted as fully set forth herein if (i) in the opinion of the officers of the Company the adoption of the resolutions is advisable; and (ii) the Corporate Secretary or Assistant Secretary of the Company evidences such adoption by inserting into these minutes copies of such resolutions; and

FURTHER RESOLVED, that the officers of the Company, and each of them are hereby authorized to prepare and to execute the necessary documents; and

FURTHER RESOLVED, that the officers of the Company, and each of them, acting individually, are hereby authorized to execute and deliver on behalf of the Company any fund participation agreements and any such other agreements, certificates, documents or instruments as may be appropriate or required in connection therewith, all to be in such form and with such changes or revisions as may be approved by the officer executing and delivering the same, such execution and delivery being conclusive evidence of such approval; and

GENERAL AUTHORIZATION

FURTHER RESOLVED, that any and all lawful actions taken by the Company’s officers and authorized representatives, whether heretofore or hereafter taken or done, which are in conformity with the purposes of the foregoing resolutions, or which are deemed appropriate to reflect these resolutions and to carry out their tenor, effect and intent, are hereby ratified, approved and confirmed in all respect; and be it

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FURTHER RESOLVED, that this Consent may be executed in counterparts, each of which constitute an original and all which together shall constitute one and the same document; and further that the delivery of an executed signature page of this Consent by facsimile means, or a Portable Document Format (PDF) copy of a signature, or a signature by any other electronic or digital signature, shall have the same force and effect as an original signature.

IN WITNESS WHEREOF, I have hereunto subscribed my name on behalf of said Company this 4th day of March, 2021.

Virginia N. Puzon
Assistant Secretary
American General Life Insurance Company

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